Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Pareteum Corporation of our report dated March 15, 2019, relating to the consolidated financial statements of iPass Inc. as of December 31, 2018 and for the year then ended appearing in Pareteum Corporation’s Form 8-K/A filed on June 13, 2019. Our report contains explanatory paragraphs regarding iPass Inc.’s ability to continue as a going concern and change in accounting principle related to revenue recognition.

/s/ BDO USA, LLP

San Jose, California

June 28, 2019